EXHIBIT 99

                           FORWARD LOOKING STATEMENTS
                              CAUTIONARY STATEMENT


         Statements regarding the future prospects of the Company must be evaluated in the context of a number of factors that may materially affect its financial condition and results of operations. Disclosure of these factors is intended to permit the Company to take advantage of the safe harbor provisions of the PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Most of these factors have been discussed in prior filings by the Company with the Securities and Exchange Commission. Although the Company has attempted to list the factors that it is currently aware may have an impact on its operations, other factors may in the future prove to be important and the following list should not necessarily be considered comprehensive.

         INDUSTRY CONCENTRATION AND CYCLICALITY. The majority of the Company's revenue is directly or indirectly related to capital expenditures in the electronics industry. This industry is highly cyclical and has historically experienced periodic downturns which often have had a severe effect on capital expenditures. Several of the Company's customers have recently reported that the market for capital goods in the electronics industry has deteriorated, which could effect the Company's order rate in the next few quarters. For the foreseeable future, the Company's operations will continue to be dependent on the capital expenditures in this industry which, in turn, is largely dependent on the market demand for products containing integrated circuits. Although the Company's products have been, and continue to be, used in a variety of industries outside the electronics industry, the Company's current product development and marketing is focused on electronics and its business and results of operations would be significantly and adversely affected by a slowdown in this industry.

         DEPENDENCE UPON PRINCIPAL OEM CUSTOMERS. The Company's revenue levels continue to be largely dependent on the order rates of its large OEM customers. For the six months ended June 30, 1998, two of the Company's customers, Juki Corporation and Philips Electronics N.V. , accounted for approximately 57% of the Company's revenues. In addition, the Company's five principal customers (including Juki and Philips), in aggregate accounted for approximately 71% of the Company's revenues for such period. During the second quarter, the Company was notified by its largest OEM customer that there would be a reduction in its third quarter order rate, resulting in reduced revenue levels in the third quarter of 1998 when compared to the third quarter of 1997 and the second quarter of 1998. Theloss of, or a significant curtailment of purchases by, any one or more of these OEM has a material adverse effect on the Company's results of operations.

         DEPENDENCE ON OUTSIDE CONTRACTORS AND SUPPLIERS. The Company currently contracts with third party assembly houses for a substantial portion of the purchase and assembly of components of its products. Although the Company endeavors to inspect and internally test most components prior to final assembly, reliance on outside contractors reduces its control over quality and delivery schedules. The failure by one or more of these subcontractors to deliver quality components in a timely manner could have a material adverse effect on the Company's results of operations. In addition, a number of the components used in the Company's products are available from only a single supplier or from a limited number of suppliers. Some of these components have relatively long order cycles, in some cases over six months, and the timely availability of these components to the Company is dependent on the Company's ability to develop accurate forecasts of customer volume requirements. Any interruption in or termination of supply of these components, or material change in the purchase terms, including pricing, of any of these components, or a reduction in their quality or reliability, could have a material adverse effect on the Company's business and results of operations.

         PROPRIETARY TECHNOLOGY AND INTELLECTUAL PROPERTY. The Company relies heavily on its proprietary hardware designs and software technology. Although the Company uses a variety of methods to protect its technology, it relies most heavily on patents and trade secrets. There can be no assurance that the steps taken by the Company will be adequate to deter misappropriation of its technology, that any patents issued to the Company will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide a competitive advantage to the Company. In addition, there remains the possibility that others will "reverse engineer" the Company's products in order to determine their method of operation and introduce competing products or that others will develop competing technology independently. Any such adverse circumstances could have a material adverse effect on the Company's results of operations.

         As the number of its products increases, the markets in which its products are sold expands, and the functionality of those products grows and overlaps with products offered by competitors, the Company believes that it may become increasingly subject to infringement claims. Although the Company does not believe any of its products or proprietary rights infringe the rights of third parties, there can be no assurances that infringement claims will not be asserted against the Company in the future or that any such claims will not require the Company to enter into royalty arrangements or result in costly litigation.

         DEPENDENCE ON KEY PERSONNEL. The Company is highly dependent upon the technical expertise, management and leadership of Dr. Steven K. Case, Chairman and director of the Company and Steven M. Quist, President and director of the Company, as well as other members of the Company's senior management team, many of whom would be difficult to replace. Although the Company has a $2,000,000 key-man insurance policy on Dr. Case and Mr. Quist and has retained other experienced and qualified senior managers, the loss of the services of Dr. Case, Mr. Quist or other key personnel could have a material adverse effect on the Company.

         TECHNOLOGICAL CHANGE AND NEW PRODUCT DEVELOPMENT. The market for the Company's products is characterized by rapidly changing technology. Technologies employed in the circuit board production industry, particularly the surface mount portion of the industry, continue to change rapidly and new technology could cause a portion of the Company's products to become obsolete at any time. Accordingly, the Company believes that its future success will depend upon its ability to continue to develop and introduce new products with improved price and performance. In order to develop such new products successfully, the Company is dependent upon close relationships with its customers and their willingness to share information about their requirements and participate in joint development efforts with the Company. There can be no assurance that the Company's customers will continue to provide it with timely access to such information or that the Company will be able to develop and market such new products successfully and respond effectively to technological changes or new product announcements by others.

         INTERNATIONAL REVENUE. In the years ended December 31, 1995, 1996, and 1997 and the six months ended June 30, 1998, sales of the Company's products to customers outside the United States accounted for approximately 69%, 70%, 68% and 81%, respectively, of the Company's revenue. The Company anticipates that international revenue will continue to account for a significant portion of its revenues. The Company's operating results are subject to the risks inherent in international sales, including, but not limited to, various regulatory requirements, political and economic changes and disruptions, transportation delays, difficulties in staffing and managing foreign sales operations, and potentially adverse tax consequences. In addition, fluctuations in exchange rates may render the Company's products less competitive relative to local product offerings. There can be no assurance that these factors will not have a material adverse effect on the Company's future international sales and, consequently, on the Company's operating results.

         COMPETITION. The Company competes with other vendors of optical sensors, with vendors of machine vision systems, and with the internal engineering efforts of the Company's current or prospective customers, many of which may have greater financial and other resources than the Company. There can be no assurance that the Company will be able to compete successfully in the future or that the Company will not be required to incur significant costs in connection with its engineering research, development, marketing and customer service efforts to remain competitive. Moreover, the Company's principal customers operate within the electronics industry, which is highly competitive and highly dependent upon its suppliers' ability to provide high quality, cost efficient products. Competitive pressures may result in price erosion or other factors which will adversely affect the Company's financial performance.

         QUARTERLY FLUCTUATIONS. The Company has experienced quarterly fluctuations in operating results and anticipates that these fluctuations will continue. These fluctuations have been caused by various factors, including the capital procurement practices of its customers and the electronics industry in general, the timing and acceptance of new product introductions and enhancements, and the timing of product shipments and marketing. Future operating results may fluctuate as a result of these and other factors, including the Company's ability to continue to develop innovative products, the introduction of new products by the Company's competitors, the Company's product and customer mix, the level of competition and overall trends in the economy.

         POSSIBLE VOLATILITY OF STOCK PRICE. The Company believes that factors such as the announcement of new products by the Company or its competitors, market conditions in the electronics and precision measurement industries in general and quarterly fluctuations in financial results could cause the market price of the Common Stock to vary substantially. In recent years, the stock market has experienced price and volume fluctuations that have particularly affected the market prices for many high technology companies and which often have been unrelated to the operating performance of such companies. The market volatility may adversely affect the market price of the Company's Common Stock.